Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS SECOND QUARTER

2009 RESULTS

Franklin Park, Ill – July 29, 2009— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, Semiconductor, and Optical industries, today reported financial results for its second quarter ended June 30, 2009.

The Company reported revenue of $3.2 million, a net loss of $2.9 million, and a $0.15 diluted loss per share for the second quarter. The second quarter financial results were better than the Company’s prior quarter results of $2.3 million in revenue and a net loss of $3.9 million, as demand for LED substrates began to strengthen in the quarter.

Raja Parvez, President and CEO noted, “We saw an improvement in the LED market in the second quarter. This improvement has initially been focused in the Taiwan and Korea markets and is driven primarily by the increased rate of adoption of LED backlighting for notebook and netbook computers as well as a rush to bring LED backlit LCD televisions to market by some of the large consumer electronics companies.”

Mr. Parvez continued, “We believe that the LED market will continue to strengthen throughout the remainder of the year and into 2010. Based on the improving market environment, we are working on bringing manufacturing capacity back on-line.”

The Company also noted a weak pricing environment presents a challenge to improving profitability. William Weissman, Rubicon’s Chief Financial Officer said “Since we are still early in the recovery, the pricing environment has been very difficult. However, sapphire capacity is beginning to tighten and we expect to see some improvement in the fourth quarter.”

Third Quarter 2009 Guidance

Commenting on the outlook for the third quarter, Mr. Weissman continued, “We estimate revenue for the third quarter will further improve to approximately $4.5 million. We expect utilization will continue to improve and the volume of material sold into the LED market in the third quarter should begin to approach the levels we were at last summer. However, pricing and product mix will continue to be challenging in the third quarter. Based on the expected pricing and mix, the net loss in the third quarter is expected to be $2.5 million.”

Conference Call Details

Rubicon will host a conference call at 8:30 a.m. Eastern time on July 29, 2009 to review the highlights of the second quarter 2009 results and the third quarter 2009 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on to Rubicon’s website at http://www.rubicon-es2.com/index.html. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. August 5, 2009, and can be accessed by dialing (888)-286-8010 or (617) 801-6888 (international). Callers should reference conference ID 80298414. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is actively developing larger diameter products to support next-generation LED, RFIC and optical window applications.

Further information is available at http://www.rubicon-es2.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second quarter of 2009, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include managing the expansion of our manufacturing capacity, market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of RFIC and other new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the company’s forward-looking statements. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

William Weissman

Chief Financial Officer

847-457-3610

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2009 (unaudited)	December 31, 2008 (audited)
Assets
Cash and cash equivalents	$2,993	$7,629
Restricted cash	8	5
Short-term investments	44,546	37,328
Accounts receivable, net	2,274	2,542
Inventories, net	7,970	7,882
Other current assets	3,390	4,926

Total current assets	61,181	60,312
Property and equipment, net	38,337	39,337
Investments	2,000	12,696

Total assets	$101,518	$112,345

Liabilities and Stockholders’ Equity
Accounts payable	$1,316	$2,440
Accrued and other current liabilities	791	1,512

Total liabilities	2,107	3,952

Stockholders’ equity	99,411	108,393

Total liabilities and stockholders’ equity	$101,518	$112,345

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenue	$3,205	$11,530	$5,543	$22,038
Cost of goods sold	4,867	7,193	9,813	13,837

Gross profit (loss)	(1,662)	4,337	(4,270)	8,201

General and administrative expenses	1,025	2,061	2,160	3,945
Sales and marketing expenses	246	245	489	481
Research and development expenses	198	233	350	500

Total operating expenses	1,469	2,539	2,999	4,926

Income (loss) from operations	(3,131)	1,798	(7,269)	3,275

Other income (expense):
Interest income (expense) and other, net	186	441	456	1,299

Income (loss) before income taxes	(2,945)	2,239	(6,813)	4,574
Income tax expense	0	61	0	124

Net income (loss)	$(2,945)	$2,178	$(6,813)	$4,450

Net income (loss) per common share:
Basic	$(0.15)	$0.10	$(0.34)	$0.22
Diluted	$(0.15)	$0.10	$(0.34)	$0.20

Weighted average common shares outstanding used in computing net income (loss) per common share:
Basic	20,026,270	20,899,421	20,153,215	20,725,532
Diluted	20,026,270	22,337,443	20,153,215	22,352,049

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Cash flows from operating activities
Net income (loss)	$(2,945)	$2,178	$(6,813)	$4,450
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	1,318	1,104	2,614	2,049
Other	191	188	404	376
Changes in operating assets and liabilities
Accounts receivable, net	(728)	(1,810)	268	(2,738)
Inventories	124	(930)	(88)	(885)
Other current assets	554	(645)	1,536	(1,216)
Accounts payable	110	2,328	(1,124)	3,024
Accrued expenses and other current liabilities	(165)	(441)	(721)	(1,420)

Net cash (used in) provided by operating activities	(1,541)	1,972	(3,924)	3,640

Cash flows from investing activities
Purchases of property and equipment	(1,089)	(6,216)	(1,614)	(10,872)
Sale of investments (short and long-term)	109	3,903	3,478	6,731

Net cash (used in) provided by investing activities	(980)	(2,313)	1,864	(4,141)

Cash flows from financing activities
Purchase of treasury stock	—	—	(2,577)	—
Other financing activities	2	500	1	520

Net cash provided by (used in) financing activities	2	500	(2,576)	520

Net increase (decrease) in cash and cash equivalents	(2,519)	159	(4,636)	19
Cash and cash equivalents, beginning of period	5,512	4,240	7,629	4,380

Cash and cash equivalents, end of period	$2,993	$4,399	$2,993	$4,399